Exhibit 10.3

EXECUTION COPY

WMP/JPL/LRT:JPM/JPL/DP

F. #2012R01716

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

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UNITED STATES OF AMERICA - against — OZ AFRICA MANAGEMENT GP, LLC, Defendant.		PLEA AGREEMENT Cr. No. 16-515 (NGG)
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The United States of America, by and through the Department of Justice, Criminal Division, Fraud Section, and the United States Attorney’s Office for the Eastern District of New York (collectively, the “Offices”), and OZ Africa Management GP, LLC (the “Defendant”), by and through its undersigned attorneys, and through its authorized representative, pursuant to authority granted by the Board of Directors of Och-Ziff Holding Corporation, as general partner of OZ Management LP, the Defendant’s managing member (“Board of Directors”) hereby submit and enter into this plea agreement (the “Agreement”), pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms and conditions of this Agreement are as follows:

THE DEFENDANT’S AGREEMENT

1. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the Defendant agrees to knowingly waive indictment and its right to challenge venue in the United States District Court for the Eastern District of New York, and to plead guilty to a one-count criminal Information charging the Defendant with conspiracy to commit offenses against the United States in violation of Title 18, United States Code, Section 371, that is, to violate the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”); as amended, Title 15, United States Code, Sections 78dd-1 and 78dd-2 (the “Information”). The Defendant further agrees to persist in that plea through sentencing and, as set forth below, to cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement and other conduct related to corrupt payments, false books, records, and accounts, the failure to implement adequate internal accounting controls, investment adviser fraud, wire fraud, obstruction of justice, and money laundering, subject to applicable law and regulations, until the later of the date upon which all investigations, prosecutions and proceedings, including those involving Och-Ziff Capital Management Group LLC (“Och-Ziff”), the Defendant’s ultimate parent company, arising out of such conduct are concluded (the “Term”).

2. The Defendant understands that, to be guilty of this offense, the following essential elements of the offense must be satisfied:

a. An unlawful agreement between two or more individuals to violate the FCPA existed; specifically, as an agent of an issuer or as a domestic concern, to make use of the mails and means and instrumentalities of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, and authorization of the payment of any money, offer, gift, promise to give, and authorization of the giving of anything of value, to a foreign official, and to a person, while knowing that all or a portion of such money and thing of value would be and had been offered, given, and promised to a foreign official, for purposes of: (i) influencing acts and decisions of such foreign official in his or her official capacity; (ii) inducing such foreign official to do and omit to do acts in violation of the lawful duty of such official; (iii) securing an improper advantage; and (iv) inducing such foreign official to use his or her influence with a foreign government and agencies and instrumentalities thereof to affect and influence acts and decisions of such government and agencies and instrumentalities, in order to assist the Defendant and its co-conspirators in obtaining and retaining business for and with, and directing business to, any person;

b. The Defendant knowingly and willfully joined that conspiracy;

c. One of the members of the conspiracy knowingly committed or caused to be committed, in the Eastern District of New York or elsewhere in the United States, at least one of the overt acts charged in the Information; and

d. The overt acts were committed to further some objective of the conspiracy.

3. The Defendant understands and agrees that this Agreement is between the Offices and the Defendant and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Offices will bring this Agreement and the nature and quality of the conduct, cooperation and remediation of the Defendant, its direct or indirect affiliates, subsidiaries, and joint ventures, to the attention of other prosecuting authorities or other agencies, as well as debarment authorities and Multilateral Development Banks (“MDBs”), if requested by the Defendant.

4. The Defendant agrees that this Agreement will be executed by an authorized corporate representative. The Defendant further agrees that a resolution duly adopted by the Board of Directors, in the form attached to this Agreement as Exhibit 1 (“Certificate of Corporate Resolutions”), authorizes the Defendant to enter into this Agreement and take all necessary steps to effectuate this Agreement, and that the signatures on this Agreement by the Defendant and its counsel are authorized by the Board of Directors, on behalf of the Defendant.

5. The Defendant agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

6. The Offices enter into this Agreement based on the individual facts and circumstances presented by this case and the Defendant. Among the factors considered were the following: (a) Och-Ziff and the Defendant did not voluntarily self-disclose to the Offices the misconduct that forms the basis for this Agreement; (b) Och-Ziff s cooperation with the Offices’ investigation, which included Och-Ziff s Audit Committee’s very thorough, and comprehensive internal investigation through counsel which included regular reports to the Offices, Och-Ziff s counsel’s collection and production of voluminous evidence located in foreign countries, and efforts to make current and former employees available for interviews, and also issues that resulted in a delay to the early stages of the government’s investigation, including Och-Ziff s failures to produce important, responsive documents on a timely basis, and in some instances producing documents only after the Offices flagged for Och-Ziff that the documents existed and should be produced, and providing documents to other defense counsel prior to their production to the government; (c) Och-Ziff engaged in significant remediation to improve is compliance program and internal controls; (d) the seriousness of the offense misconduct including the high dollar amount of bribes to foreign officials, conduct in multiple, high-risk jurisdictions, and the fact that the bribery occurred at a high level within Och-Ziff; (e) neither Och-Ziff nor the Defendant has a prior criminal history; and (f) Och-Ziff and the Defendant have agreed to continue to cooperate with the Offices.

7. The Defendant agrees to abide by all terms and obligations of this Agreement as described herein, including, but not limited to, the following:

a. to plead guilty as set forth in this Agreement;

b. to abide by all sentencing stipulations contained in this Agreement;

c. to appear, through its duly appointed representatives, as ordered for all court appearances, and obey any other ongoing court order in this matter, consistent with all applicable U.S. and foreign laws, procedures, and regulations;

d. to commit no further crimes;

e. to be truthful at all times with the Court;

f. to pay the applicable fine and special assessment; and

g. to continue to implement a compliance and ethics program designed to prevent and detect violations of the FCPA and other applicable anti-corruption laws throughout its operations, including but not be limited to the minimum elements set forth in the Corporate Compliance Program attached to this Agreement as Exhibit 2 (the “Corporate Compliance Program”).

8. Except as may otherwise be agreed by the parties hereto in connection with a particular transaction, the Defendant agrees that in the event that, during the Term of Defendant’s obligations under this Agreement, the Defendant sells, merges, or transfers all or substantially all of its business operations, or the business operations of its subsidiaries involved in the conduct described in the Information and the Statement of Facts, attached to this Agreement as Exhibit 3 (hereinafter “Statement of Facts”), as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for such sale, merger, transfer, or other change in corporate form provisions binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement.

9. Except as may otherwise be agreed by the parties hereto in connection with a particular transaction, if, during the Term of the Defendant’s obligations under this Agreement, the Defendant undertakes any change in corporate form that involves business operations that are material to the Defendant’s consolidated operations, or to the operations of its subsidiaries involved in the conduct described in the Information and the Statement of Facts, as they exist as of the date of this Agreement, whether such transaction is structured as a sale, asset sale, merger, transfer, or other change in corporate form, the Defendant shall provide notice to the Offices at least thirty days prior to undertaking any such change in corporate form. If such transaction (or series of transactions) has the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined in the sole discretion of the Offices, it shall be deemed a breach of this Agreement.

10. During the Term, the Defendant shall cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement, the Information and the Statement of Facts, and any individual or entity referred to therein, as well as other conduct related to corrupt payments, false books, records, and accounts, the failure to implement adequate internal accounting controls, investment adviser fraud, wire fraud, obstruction of justice, and money laundering, subject to applicable law and regulations. At the request of the Offices, the Defendant shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies, as well as the Multilateral Development Banks (“MDBs”), in any investigation of the Defendant, Och-Ziff or its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct as defined above. The Defendant agrees that its cooperation pursuant to this Paragraph shall include, but not be limited to, the following:

a. The Defendant shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities, those of Och-Ziff and its affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Defendant has any knowledge or about which the Offices may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Defendant to provide to the Offices, upon request, any document, record or other tangible evidence about which the Offices may inquire of the Defendant.

b. Upon request of the Offices, the Defendant shall designate knowledgeable employees, agents or attorneys to provide to the Offices the information and materials described in Paragraph 9(a) above on behalf of the Defendant. It is further understood that the Defendant must at all times provide complete, truthful, and accurate information.

c. The Defendant shall use its best efforts to make available for interviews or testimony, as requested by the Offices, present or former officers, directors, employees, agents and consultants of the Defendant. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Defendant, may have material information regarding the matters under investigation.

d. With respect to any information, testimony, documents, records or other tangible evidence provided to the Offices pursuant to this Agreement, the Defendant consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a. foreign government, as well as the MDBs, of such materials as the Offices, in their sole discretion, shall deem appropriate.

11. During the Term, should the Defendant learn of credible evidence or allegations of a violation of U.S. federal law, the Defendant shall promptly report such evidence or allegations to the Offices.

12. The Defendant agrees that any fine or restitution imposed by the Court will be due and payable within ten (10) business days of sentencing, and the Defendant will not attempt to avoid or delay payment. The Defendant further agrees to pay, directly or by an affiliate, to the Clerk of the Court for the United States District Court for the Eastern District of New York the mandatory special assessment of $400 per count within ten (10) business days from the date of sentencing.

THE UNITED STATES’ AGREEMENT

13. In exchange for the guilty plea of the Defendant and the complete fulfillment of all of its obligations under this Agreement, the Offices agree that they will not file additional criminal charges against the Defendant or any of its direct or indirect affiliates, subsidiaries, or joint ventures relating to: (a) any of the conduct described in the Information or the Statement of Facts; or (b) information made known to the Offices prior to the date of this Agreement, except for the charges specified in the Deferred Prosecution Agreement between the Offices and Och-Ziff filed simultaneously herewith (hereinafter, the “DPA”). This Paragraph does not provide any protection against prosecution for any crimes, including corrupt payments or related false books and records and failure to implement adequate internal accounting controls, made in the future by the Defendant or by any of its officers, directors, employees, agents or consultants, whether or not disclosed by the Defendant pursuant to the terms of this Agreement. This Agreement does not close or preclude the investigation or prosecution of any individuals, regardless of their affiliation with the Defendant. The Defendant agrees that nothing in this Agreement is intended to release the Defendant from any and all of the Defendant’s excise and income tax liabilities and reporting obligations for any and all income not properly reported and/or legally or illegally obtained or derived.

FACTUAL BASIS

14. The Defendant is pleading guilty because it is guilty of the charges contained in the Information. The Defendant admits, agrees, and stipulates that the factual allegations set forth in the Information and the Statement of Facts are true and correct, that it is responsible for the acts of its officers, directors, employees, and agents described in the Information and the Statement of Facts, and that the Information and the Statement of Facts accurately reflect the Defendant’s criminal conduct.

THE DEFENDANT’S WAIVER OF RIGHTS, INCLUDING THE RIGHT TO APPEAL

15. Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. The Defendant expressly warrants that it has discussed these rules with its counsel and understands them. Solely to the extent set forth below, the Defendant voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. Specifically, the Defendant understands and agrees that any statements that it makes in the course of its guilty plea or in connection with the Agreement are admissible against it for any purpose in any U.S. federal criminal proceeding if, even though the Offices have fulfilled all of its obligations under this Agreement and the Court has imposed the agreed-upon sentence, the Defendant nevertheless withdraws its guilty plea.

16. The Defendant is satisfied that the Defendant’s attorneys have rendered effective assistance. The Defendant understands that by entering into this Agreement, the Defendant surrenders certain rights as provided in this Agreement. The Defendant understands that the rights of criminal defendants include the following:

a. the right to plead not guilty and to persist in that plea;

b. the right to a jury trial;

c. the right to be represented by counsel — and if necessary have the court appoint counsel — at trial and at every other stage of the proceedings;

d. the right at trial to confront and cross-examine adverse witnesses, to be protected from compelled self-incrimination, to testify and present evidence, and to compel the attendance of witnesses; and

e. pursuant to Title 18, United States Code, Section 3742, the right to appeal the sentence imposed.

Nonetheless, the Defendant knowingly waives the right to appeal or collaterally attack the conviction and any sentence within the statutory maximum described below (or the manner in which that sentence was determined) on the grounds set forth in Title 18, United States Code, Section 3742, or on any ground whatsoever except those specifically excluded in this Paragraph, in exchange for the concessions made by the Offices in this Agreement. This Agreement does not affect the rights or obligations of the Offices as set forth in Title 18, United States Code, Section 3742(b). The Defendant also knowingly waives the right to bring any collateral challenge challenging either the conviction, or the sentence imposed in this case. The Defendant hereby waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, Title 5, United States Code, Section 552, or the Privacy Act, Title 5, United States Code, Section 552a. The Defendant waives all defenses based on the statute of limitations and venue with respect to any prosecution related to the conduct described in the Information and the Statement of Facts, including any prosecution that is not time-barred on the date that this Agreement is signed in the event that: (a) the conviction is later vacated for any reason; (b) the Defendant violates this Agreement; or (c) the plea is later withdrawn, provided such prosecution is brought within one year of any such vacation of conviction, violation of the Agreement, or withdrawal of plea plus the remaining time period of the statute of limitations as of the date that this Agreement is signed. The Offices are free to take any position on appeal or any other post-judgment matter. The parties agree that any challenge to the Defendant’s sentence that is not foreclosed by this Paragraph will be limited to that portion of the sentencing calculation that is inconsistent with (or not addressed by) this waiver. Nothing in the foregoing waiver of appellate and collateral review rights shall preclude the Defendant from raising a claim of ineffective assistance of counsel in an appropriate forum.

PENALTY

17. The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 371, is: a fine of $500,000 or twice the gross pecuniary gain or gross pecuniary loss resulting from the offense, whichever is greatest, Title 15, United States Code, Section 78ff(a) and Title 18, United States Code, Section 3571(c), (d); five years’ probation, Title 18, United States Code, Section 3561(c)(1); and a mandatory special assessment of $400 per count, Title 18, United States Code, Section 3013(a)(2)(B). In this case, the parties agree that the gross pecuniary gain resulting from the offense is $91,181,182. Therefore, pursuant to 18 U.S.C. § 3571(d), the maximum fine that may be imposed is $182,362,364 per offense.

SENTENCING RECOMMENDATION

18. The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines. The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in Title 18, United States Code, Section 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof. The Defendant also understands that if the Court accepts this Agreement, the Court is bound by the sentencing provisions in Paragraph 17.

19. The Offices and the Defendant agree that a faithful application of the United States Sentencing Guidelines (U.S.S.G.) to determine the applicable fine range yields the following analysis:

a.	The 2015 USSG are applicable to this matter.

b.	Offense Level—Bribery Conduct (Highest Offense Level). Based upon USSG § 2C1.1, the total offense level is 42, calculated as follows:

	(a)(2)	Base Offense Level	12

	(b)(1)	Multiple Bribes	+2

	(b)(2)	Value of benefit received more than $65,000,0000	+24

	(b)(3)	High Level Official Involved	+4

	Total Offense Level		42

c.	Base Fine. Based upon USSG § 8C2.4(a)(2), the base fine is $91,181,182.

d.	Culpability Score. Based upon USSG § 8C2.5, the culpability score is 4, calculated as follows:

	(a)	Base Culpability Score	5

	(b)(3)	the organization had 10 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense	+1

	(g)(2)	The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

	TOTAL		4

Calculation of Fine Range:

Base Fine	$91,181,182

Multipliers	0.8 (min)/ 1.6 (max)

Fine Range	$72,944,946 to $145,889,891 (statutory maximum)

20. Pursuant to the DPA, Och-Ziff, directly or through an affiliate, has agreed to pay a penalty of $213,055,689 relating to the same underlying conduct described herein and certain additional conduct. Thus, pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the Offices and the Defendant agree that the following represents the appropriate disposition of the case:

a. Disposition. Pursuant to Fed. R. Crim, P. 11(c)(1)(C), the Offices and the Defendant agree that the appropriate disposition of this case is as set forth above, and agree to recommend jointly that the Court not impose a criminal fine on the Defendant, conditioned upon a monetary penalty in the amount of $213,055,689 paid by Och-Ziff and its affiliates under the terms specified in the DPA.

b. Mandatory Special Assessment. The Defendant or one of its affiliates shall pay to the Clerk of the Court for the United States District Court for the Eastern District of New York within ten (10) days of the time of sentencing the mandatory special assessment of $400 per count.

21. This Agreement is presented to the Court pursuant to Fed. R. Crim. P. 11(c)(1)(C). The Defendant understands that, if the Court rejects this Agreement, the Court must: (a) inform the parties that the Court rejects the Agreement; (b) advise the Defendant’s counsel that the Court is not required to follow the Agreement and afford the Defendant the opportunity to withdraw its plea; and (c) advise the Defendant that if the plea is not withdrawn, the Court may dispose of the case less favorably toward the Defendant than the Agreement contemplated. The Defendant further understands that if the Court refuses to accept any provision of this Agreement, neither party shall be bound by the provisions of the Agreement.

22. The Defendant and Offices waive the preparation of a Pre-Sentence Investigation Report. The Defendant understands that the decision whether to proceed with the sentencing proceeding without a Pre-Sentence Investigation Report is exclusively that of the Court. In the event the Court directs the preparation of a Pre-Sentence Investigation Report, the Offices will fully inform the preparer of the Pre-Sentence Investigation Report and the Court of the facts and law related to the Defendant’s case. At the time of the plea hearing, the parties will suggest mutually agreeable and convenient dates for the sentencing hearing with adequate time for (a) any objections to the Pre-Sentence Report, and (b) consideration by the Court of the Pre-Sentence Report and the parties’ sentencing submissions. The Offices will not object to and will consent to a request by the Defendant for an initial six-month adjournment of sentencing to allow time for Och-Ziff to pursue an application with the United States Department of Labor (“DOL”) for a regulatory rule exemption to allow Och-Ziff to continue to act as a Qualified Professional Asset Manager under ERISA Prohibited Transaction Class Exemption 84-14. The Offices further agree that if the DOL has not ruled on Och-Ziff’s application within the initial six-month adjournment, the Offices will not oppose further six-month. adjournment requests by the Defendant, if the Offices, in their sole discretion, determine that Och-Ziff has diligently pursued its application with the DOL. The Defendant agrees that it may not withdraw its plea or be released from any other conditions of this plea agreement if the DOL denies the exemption or takes any action adverse to Och-Ziff or its affiliates, including the Defendant, or on account of any sentencing schedule set by the Court.

BREACH OF AGREEMENT

23. If the Defendant (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information; (c) fails to cooperate as set forth in Paragraphs 10 and 11 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraph 7 of this Agreement and the Corporate Compliance Program; (e) commits any acts that, had they occurred within the jurisdictional reach of the FCPA, would be a violation of the FCPA; or (f) otherwise fails specifically to perform or to fulfill completely each of the Defendant’s obligations under the Agreement, regardless of whether the Offices become aware of such a breach after the term of the Agreement, the Defendant shall thereafter be subject to prosecution for any federal criminal violation of which the Offices have knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Office in the U.S. District Court for the Eastern District of New York or any other appropriate venue. Determination of whether the Defendant has breached the Agreement and whether to pursue prosecution of the Defendant shall be in the Offices’ sole discretion. Any such prosecution may be premised on information provided by the Defendant. Any such prosecution relating to the conduct described in the Information and the Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Defendant, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the term of the Agreement plus one year. Thus, by signing this Agreement, the Defendant agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the term of the Agreement plus one year. The Defendant gives up all defenses based on the statute of limitations, any claim of pre-indictment delay, or any speedy trial claim with respect to any such prosecution or action, except to the extent that such defenses existed as of the date of the signing of this Agreement. In addition, the Defendant agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Offices are made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

24. In the event the Offices determine that the Defendant has breached this Agreement, the Offices agree to provide the Defendant with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, the Defendant shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of such breach, as well as the actions the Defendant has taken to address and remediate the situation, which explanation the Offices shall consider in determining whether to pursue prosecution of the Defendant.

25. In the event that the Offices determine that the Defendant has breached this Agreement: (a) all statements made by or on behalf of the Defendant to the Offices or to the Court, including the Information and the Statement of Facts, and any testimony given by the Defendant before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Offices against the Defendant; and (b) the Defendant shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of. Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Defendant prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Defendant, will be imputed to the Defendant for the purpose of determining whether the Defendant has violated any provision of this Agreement shall be in the sole discretion of the Offices.

26. The Defendant acknowledges that the Offices have made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Defendant breaches this Agreement and this matter proceeds to judgment. The Defendant further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

PUBLIC STATEMENTS BY THE DEFENDANT

27. The Defendant expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Defendant make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Defendant set forth above or the facts described in the Information and the Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Defendant described below, constitute a breach of this Agreement, and the Defendant thereafter shall be subject to prosecution as set forth in Paragraphs 23 to 26 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Information or the Statement of Facts will be imputed to the Defendant for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Offices. If the Offices determine that a public statement by any such person contradicts in whole or in part a statement contained in the Information or the Statement of Facts, the Offices shall so notify the Defendant, and the Defendant may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. The Defendant shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Information and the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Information or the Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Defendant in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Defendant.

28. The Defendant agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Defendant shall first consult the Offices to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Offices and the Defendant; and (b) whether the Offices have any objection to the release or statement.

COMPLETE AGREEMENT

29. This document states the full extent of the Agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

AGREED:

FOR OZ AFRICA MANAGEMENT GP, LLC:

/S/ Joel M. Frank	/S/ Mark K. Schonfeld
Joel M. Frank OZ Africa Management GP, LLC	Mark K. Schonfeld, Esq. Joel M. Cohen, Esq. Lee G. Dunst, Esq. F. Joseph Warin, Esq. Gibson Dunn & Crutcher LLP Counsel to OZ Africa Management GP, LLC

Date: 9/29/16

FOR THE U.S. DEPARTMENT OF JUSTICE:

ROBERT CAPERS United States Attorney Eastern District of New York	SANDRA MOSER Principal Deputy Chief Criminal Division, Fraud Section U.S. Department of Justice

/S/ James P. Loonam	/S/ James P. McDonald
James P. Loonam Jonathan P. Lax David Pitluck Assistant U.S. Attorneys	Leo R. Tsao, Assistant Chief James P. McDonald, Trial Attorney

Date: 9/29/16

EXHIBIT 1

CERTIFICATE OF CORPORATE RESOLUTIONS

A copy of the executed Certificate of Corporate Resolutions is annexed hereto as “Exhibit 1.”

NOW, THEREFORE, BE IT RESOLVED, that the Corporation, as the general partner of OZM, the managing member of OZ Africa: (a) acknowledges the filing of the one-count Information charging OZ Africa with violations of 18 U.S.C. § 371 and 15 U.S.C. § 78dd-1 and § 78dd-2 (the “OZ Africa Information”); and (b) agrees that OZ Africa shall knowingly waive indictment on such charge and approves OZ Africa’s entry into the Plea Agreement with the Offices as substantially set forth in Annex A hereto with such changes as any Authorized Person of OZ Africa may determine to authorize on behalf of OZ Africa; and further

RESOLVED, that the Corporation, as the general partner of OZM, the managing member of OZ Africa, accepts the terms and conditions to apply to OZ Africa under the Plea Agreement, including, but not limited to: (a) a knowing waiver by OZ Africa for purposes of the Plea Agreement and any charges by the United States arising out of the conduct described in Exhibit 3 to the Plea Agreement of any objection with respect to venue in the United States District Court for the Eastern District of New York; and (b) a knowing waiver of any defenses based on the statute of limitations and venue for any prosecution relating to the conduct described in the OZ Africa Information and the Statement of Facts in Exhibit 3 to the Plea Agreement; and further

RESOLVED, that the Corporation, as the general partner of OZM, the managing member of OZ Africa, be and hereby is directed to execute the Plea Agreement on the terms set forth in, and substantially in the form of, Annex A hereto, with such changes as any Authorized Person may determine to authorize on behalf of OZ Africa, such determination to be conclusively evidenced by the execution of the Plea Agreement by an Authorized Person, and to authorize the Authorized Persons to act on behalf of OZ Africa in all matters relating to the Plea Agreement, including to waive indictment on behalf of OZ Africa, appear on behalf of OZ Africa in any proceedings relating to the Plea Agreement and the matters to which the Plea Agreement relates and take all other acts on behalf of OZ Africa as are specified in these resolutions or ancillary or related in any way to the foregoing.

AUTHORIZING RESOLUTIONS; RATIFICATION

NOW, THEREFORE BE IT RESOLVED, that any specific resolutions that may be required to have been adopted by the Board in connection with the actions contemplated by the foregoing resolutions be, and they hereby are, adopted, and each of the Authorized Persons, be, and each of them individually hereby is, authorized in the name and on behalf of the Corporation to certify as to the adoption of any and all such resolutions; and further

RESOLVED, that the Authorized Persons be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to execute and deliver any instrument, document or agreement or to take or cause to be taken any other action or actions, including the payment of any and all expenses and fees, that such Authorized Person may deem necessary, appropriate or desirable to carry out the intent and purposes of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by an Authorized Person; and further

RESOLVED, that any actions heretofore taken by any Authorized Person in connection with or otherwise in contemplation of the actions contemplated by any of the foregoing resolutions be, and they hereby are, adopted, approved, confirmed and ratified.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Board, has caused this Unanimous Written Consent to be executed and adopted effective as of the date set forth above.

/S/ Daniel S. Och
Daniel S. Och
Director

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CERTIFICATE OF COUNSEL

I am counsel for OZ Africa Management GP, LLC (the “Defendant”) in the matter covered by the plea agreement between the Defendant and the United States of America, by and through the Department of Justice, Criminal Division, Fraud Section, and the United States Attorney’s Office for the Eastern District of New York (the “Agreement”). In connection with such representation, I have examined relevant documents and have discussed the terms of the Agreement with the Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of the Defendant has been duly authorized to enter into the Agreement on behalf of the Defendant and that the Agreement has been duly and validly authorized, executed, and delivered on behalf of the Defendant and is a valid and binding obligation of the Defendant. Further, I have carefully reviewed the terms of the Agreement with the Board of Directors and the officers of the Defendant. I have fully advised them of the rights of the Defendant, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into the Agreement. To my knowledge, the decision of the Defendant to enter into the Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: 9/29/16

By:	/S/ Mark K. Schonfeld
Mark K. Schonfeld, Esq.
Joel M. Cohen, Esq.
Lee G. Dunst, Esq.
F. Joseph Warin, Esq.
Gibson Dunn & Crutcher LLP
Counsel for OZ Africa Management GP, LLC

EXHIBIT 2

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, defendant OZ Africa Management GP, LLC (the “Defendant”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Defendant agrees to adopt new or to modify existing internal controls, compliance code, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that the Defendant makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that includes policies and procedures designed to detect and deter violations of the FCPA, foreign law counterparts, and other applicable anti-corruption laws (collectively, the “anti-corruption laws”). At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Defendant’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1. The Defendant will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

Policies and Procedures

2. The Defendant will develop and promulgate a clearly articulated and visible corporate policy against violations of the anti-corruption laws, which policy shall be memorialized in a written compliance code.

3. The Defendant will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-corruption laws and the Defendant’s compliance code, and the Defendant will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the anti-corruption laws by personnel at all levels of the Defendant. These anti-corruption policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Defendant in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Defendant shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the Defendant. Such policies and procedures shall address:

a.	gifts;

b.	hospitality, entertainment, and expenses;

c.	customer travel;

d.	political contributions;

e.	charitable donations and sponsorships;

f.	facilitation payments; and

g.	solicitation and extortion.

4. The Defendant will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that:

a.	transactions are executed in accordance with management’s general or specific authorization;

b.	transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

c.	access to assets is permitted only in accordance with management’s general or specific authorization; and

d.	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Periodic Risk-Based Review

5. The Defendant will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Defendant, in particular the foreign bribery risks facing the Defendant, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the Defendant’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.

6. The Defendant shall review its anti-corruption compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7. The Defendant will assign responsibility to one or more senior corporate executives of the Defendant for the implementation and oversight of the Defendant’s anti-corruption compliance code, policies, and procedures. Such corporate official(s). shall have the authority to report directly to independent monitoring bodies, including internal audit, the Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8. The Defendant will implement mechanisms designed to ensure that its anti-corruption compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Defendant, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.

9. The Defendant will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Defendant’s anti-corruption compliance code, policies, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Defendant operates.

Internal Reporting and Investigation

10. The Defendant will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the anti-corruption laws or the Defendant’s anti-corruption compliance code, policies, and procedures.

11. The Defendant will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the anti-corruption laws or the Defendant’s anti-corruption compliance code, policies, and procedures.

Enforcement and Discipline

12. The Defendant will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13. The Defendant will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and the Defendant’s anti-corruption compliance code, policies, and procedures by the Defendant’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Defendant shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall anti-corruption compliance program is effective.

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Third-Party Relationships

14. The Defendant will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a. properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b. informing agents and business partners of the Defendant’s commitment to abiding by anti-corruption laws, and of the Defendant’s anti-corruption compliance code, policies, and procedures; and

c. seeking a reciprocal commitment from agents and business partners.

15. Where necessary and appropriate, the Defendant will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the anti-corruption laws, the Defendant’s compliance code, policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16. The Defendant will develop and implement policies and procedures for mergers and acquisitions requiring that the Defendant conduct appropriate risk-based due diligence on potential new business entities, including appropriate FCPA and anti-corruption due diligence by legal, accounting, and compliance personnel.

17. The Defendant will ensure that the Defendant’s compliance code, policies, and procedures regarding the anti-corruption laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Defendant and will promptly:

a. train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the anti-corruption laws and the Defendant’s compliance code, policies, and procedures regarding anti-corruption laws; and

b. where warranted, conduct an FCPA-specific audit of all newly acquired or merged businesses as quickly as practicable.

Monitoring and Testing

18. The Defendant will conduct periodic reviews and testing of its anti-corruption compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and the Defendant’s anti-corruption code, policies, and procedures, taking into account relevant developments in the field and evolving international and industry standards.

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EXHIBIT 3

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Plea Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Eastern District of New York (collectively, the “Offices”) and the defendant OZ AFRICA MANAGEMENT GP, LLC (the “Defendant” or “OZ AFRICA”). OZ AFRICA hereby agrees and stipulates that the following information is true and accurate. Certain of the facts herein are based on information obtained from third parties by the Offices through their investigation and described to OZ AFRICA. OZ AFRICA admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. Had this matter proceeded to trial, OZ AFRICA acknowledges that the Offices would have proven beyond a reasonable doubt, by admissible evidence, the facts alleged below and set forth in the Criminal Information:

I.	The Foreign Corrupt Practices Act

1. The Foreign Corrupt Practices Act of 1977, as amended, Title 15, United States Code, Sections 78dd-1, et seq. (“FCPA”), was enacted by Congress for the purpose of, among other things, making it unlawful to act corruptly in furtherance of an offer, promise, authorization, or payment of money or anything of value, directly or indirectly, to a foreign official for the purpose of obtaining or retaining business for, or directing business to, any person.

II.	The Defendant and Relevant Entities and Individuals

2. Och-Ziff Capital Management Group LLC (“Och-Ziff”), which has been charged separately, was a Delaware limited liability company and one of the largest alternative asset and hedge fund managers in the world. Och-Ziff had its headquarters in New York, New York and was listed on the New York Stock Exchange on November 14, 2007. Since that time, Och-Ziff has had a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and has been required to file annual reports .with the United States Securities and Exchange Commission (“SEC”) under Section 15(d) of the Exchange Act, Title 15, United States Code, Section 78o(d). Accordingly, since November 14, 2007, Och-Ziff has been an “issuer” as that term is used in the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Sections 78dd-1(a) and 78m(b). Prior to its initial public offering on November 14, 2007, Och-Ziff was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1).

3. Och-Ziff controlled numerous consolidated subsidiaries through which Och-Ziff operated and provided investment advisory and management services for individual hedge funds and alternative investment vehicles (the “Och-Ziff Hedge Funds”) in return for management fees and incentive income. During the relevant time period, Och-Ziff had approximately $30 billion in assets under management and had offices located in New York, London and Hong Kong.

4. OZ Management LP was a Delaware limited partnership and subsidiary of Och-Ziff through which Och-Ziff registered as an investment adviser. Thus, OZ Management LP was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

5. The defendant, OZ AFRICA MANAGEMENT GP, LLC (the “defendant” or “OZ AFRICA”) was a Delaware limited liability company and wholly-owned subsidiary of OZ Management LP. OZ AFRICA held Och-Ziff s interests for its joint venture in Africa. OZ AFRICA was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

6. Africa Management Limited (“AML”) was a joint-venture company started by Och-Ziff, the defendant OZ AFRICA, and affiliated and subsidiary entities with various South African business partners in 2007. AML established multiple investment funds under the “African Global Capital” (“AGC”) name which invested in companies with African mining and mineral assets and rights. The joint-venture partner and Och-Ziff owned 60 percent and 40 percent of the interest in AML, respectively. Och-Ziff s approval was required for all investments by AGC funds, and AML and AGC relied upon Och-Ziff s legal and compliance functions to perform due diligence, provide legal advice and document transactions.

7. “Och-Ziff Employee 1,” a U.S. citizen whose identity is known to the United States and the defendant OZ AFRICA, was a high-ranking officer of Och-Ziff. Och-Ziff Employee 1 was based in Och-Ziff s New York office. Och-Ziff Employee 1 was an officer of OZ AFRICA. Och-Ziff Employee 1 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “officer” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

8. “Och-Ziff Employee 2,” a U.S. citizen whose identity is known to the United States and the defendant OZ AFRICA, was a high-ranking officer of Och-Ziff. Och-Ziff Employee 2 was based in Och-Ziff s New York office. Och-Ziff Employee 2 was an officer of OZ AFRICA and executed various documents on its behalf. Och-Ziff Employee 2 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “officer” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

9. “Och-Ziff Employee 3,” a U.S. citizen whose identity is known to the United States and the defendant OZ AFRICA, was a senior executive of Och-Ziff and a member of Och-Ziff s partner management committee who headed Och-Ziff s London office. Och-Ziff Employee 3 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

10. “Och-Ziff Employee 4,” a U.S. citizen whose identity is known to the United States and the defendant OZ AFRICA, was a senior member of Och-Ziff s investor relations department. Och-Ziff Employee 4 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

11. “Och-Ziff Employee 5,” an Australian citizen whose identity is known to the United States and the defendant OZ AFRICA, was an employee of Och-Ziff Management Europe Limited, the London-based subsidiary of OZ Management LP and a member of Och-Ziff s European private investment team, which also had responsibility for investments in Africa. Och-Ziff Employee 5 was responsible for overseeing certain Och-Ziff investments involving mineral extraction, oil and other natural resources in Africa, and thus was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

12. “Och-Ziff Employee 6,” a U.S. citizen whose identity is known to the United States and the defendant OZ AFRICA, was a member of Och-Ziff’s legal department and worked in multiple Och-Ziff offices. Och-Ziff Employee 6 was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(1), and was an “employee” and “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

13. “DRC Partner,” an Israeli businessman whose identity is known to the United States and the defendant OZ AFRICA, had significant interests in the diamond and mineral mining industries in the Democratic Republic of the Congo (the “DRC”). Och-Ziff, through the defendant OZ AFRICA, AGC, and various subsidiary companies, and DRC Partner were investment partners for mining and mineral opportunities in the DRC. For these purposes, DRC Partner was an “agent” of an issuer, Och-Ziff, within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1(a).

III.	Democratic Republic of the Congo and Officials

14. “DRC Official 1,” an individual whose identity is known to the United States and the defendant OZ AFRICA, was a senior official in the DRC who had the ability to take official action and exert official influence over mining matters in the DRC. DRC Official 1 was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

15. “DRC Official 2,” an individual whose identity is known to the United States and the defendant OZ AFRICA, was a senior official in the DRC and close advisor to DRC Official 1. Since at least 2004, DRC Official 2 was an Ambassador-at-Large for the DRC government and also a national parliamentarian. DRC Official 2 had the ability to take official action and exert official influence over mining matters in the DRC, and was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Sections 78dd-1(f)(1) and 78dd-2(h)(2).

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IV.	The DRC Corruption Scheme

A.	Overview of the Scheme

16. In or about and between 2005 and 2015, DRC Partner, together with others, paid more than one-hundred million U.S. dollars in bribes to DRC officials to obtain special access to and preferential prices for opportunities in the government-controlled mining sector in the DRC. Beginning in December 2007, Och-Ziff, through Och-Ziff Employee 3 and Och-Ziff Employee 5, had discussions with DRC Partner about forming a joint venture between Och-Ziff and DRC Partner, through DRC Partner’s companies, for the purpose of acquiring and consolidating valuable mining assets in the DRC into one large publicly traded mining company. The underlying premise of the proposed joint venture was that DRC Partner had special access.to attractive investment opportunities in the DRC through his relationships with officials at the highest levels of the DRC government. In return for access to these attractive investment opportunities, Och-Ziff would finance DRC Partner’s operations in the DRC. Och-Ziff Employee 3 and Och-Ziff Employee 5 understood that Och-Ziff’s funds would be used, in part, to pay substantial sums of money to DRC officials to secure access to these opportunities in the DRC mining sector. Although the parties did not enter into a written partnership agreement, as a result of agreeing to the corrupt arrangement, Och-Ziff Employee 3 and Och-Ziff Employee 5 secured long-term deal flow for Och-Ziff and AGC in the DRC mining sector.

B.	Och-Ziff s Agreements with DRC Partner

17. In or about and between December 2007 and March 2008, Och-Ziff, through Och-Ziff Employee 3 and Och-Ziff Employee 5, began discussions with DRC Partner and others about forming a joint venture for the purpose of acquiring and consolidating valuable mining assets in the DRC into one large mining company. At that time, DRC Partner communicated to Och-Ziff Employee 3 and Och-Ziff Employee 5 that DRC Partner would have to pay substantial sums of money to DRC officials, including DRC Official 1, and “local partners” to secure access to the attractive investment opportunities in the DRC mining sector. DRC Partner communicated to Och-Ziff Employee 3 and Och-Ziff Employee 5 that, as part of the joint venture, DRC Partner expected Och-Ziff to help fund these corrupt payments, which would be above and beyond the acquisition and operational costs of the specific assets and transactions. Neither Och-Ziff Employee 3 nor Och-Ziff Employee 5 shared this information with anyone within Och-Ziff’s legal or compliance departments.

18. Och-Ziff Employee 3 started the internal process within Och-Ziff to enter into business with DRC Partner. Consistent with Och-Ziff s anti-corruption policy as it related to prospective business partners, on or about February 14, 2008, Och-Ziff Employee 6 sent an e-mail to a due diligence firm requesting a background report on DRC Partner. In that e-mail, Och-Ziff Employee 6 noted that information about DRC Partner “will be very easy to find . . . perhaps the impetus behind the movie ‘Blood Diamonds.’”

19. On or about February 21, 2008, Och-Ziff Employee 6 received an e-mail that attached the initial findings of the due diligence firm, which stated, among other things:

[DRC Partner] has been willing to use his significant political influence with [DRC Official 1]. . . and his clique to facilitate acquisitions, settle disputes and frustrate competitors. . . . [DRC Partner] was rumoured to have used his influence with [DRC Official 2], [DRC Official 1’s] closest aide, and former Katanga governor in order to settle [a commercial] dispute in his favor. . . . Several compliance Watch Lists identify [DRC Partner] as a political [sic] exposed individual as a result of his close ties to the DRC government. He is known to enjoy an extremely close relationship with [DRC Official 1]. . . . He is happy to use his political influence against those with whom he is in dispute. . . . Whether through good PR and legal advice or indeed innocence, no allegations against him have yet been proved. That said, he has been named in a UN report [and] keeps what can only be described as unsavory business associates.

20. Based upon the report, and other publicly available information, various Och-Ziff senior employees had concerns about proceeding with any transaction with DRC Partner. For example, Och-Ziff Employee 6 did not believe Och-Ziff should do business with DRC Partner and expressed to Och-Ziff Employee 3 strong concerns about doing business with DRC Partner. Separately, Och-Ziff Employee 2 had come to believe that it was likely that DRC Partner was able to operate and acquire assets in the DRC because he paid bribes to officials. In or about late February 2008, several members of Och-Ziff senior management advised Och-Ziff Employee 1 that although there was no strict legal or regulatory prohibition on doing business with DRC Partner, such as DRC Partner having being designated by the Office of Foreign Assets Control on a prohibited persons list, they recommended not undertaking transactions with him. Thereafter, Och-Ziff proceeded to conduct several business transactions with DRC Partner in the DRC.

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21. Och-Ziff Employee 6 also forwarded the due diligence report on DRC Partner to an outside attorney representing Och-Ziff on anti-corruption issues. The outside attorney advised that providing a convertible loan to DRC Partner would be high-risk, but that there would be “no [anti-money laundering] or anti-corruption issue” as long as DRC Partner “has no discretion with regard to how to spend the proceeds of the loan.” As described below, the subsequent agreements provided DRC Partner with a significant amount of discretion over the use of the loan proceeds.

22. In or about and between March 2008 and February 2011, Och-Ziff entered into several DRC-related transactions with DRC Partner: (1) an April 2008 purchase of approximately $150 million of shares in a publicly traded DRC-focused mining company controlled by DRC Partner (“Company A”); (2) a $124 million convertible loan through a subsidiary company and AGC to “Company B,” a DRC Partner-controlled shell entity, funded in or about and between April and October 2008 (the “Convertible Loan Agreement”); and (3) a $130 million margin loan to Company C, a DRC Partner-controlled shell entity, in November 2010 and February 2011 (the “Margin Loan Agreement”). Leading up to and through these transactions, Och-Ziff Employee 3 and Och-Ziff Employee 5 were made aware of and participated in the corrupt payments, using funds provided by Och-Ziff to Company B and Company C, that DRC Partner made to various DRC officials to secure mining interests in the DRC.

C.	The Bribery Scheme to Consolidate DRC Copper Mines

23. The first aspect of Och-Ziff s partnership with DRC Partner involved Och-Ziff, the defendant OZ AFRICA or AGC structuring and funding simultaneous investments into two companies controlled by DRC Partner: Company A and Company B. On or about March 7, 2008, Och-Ziff Employee 3 e-mailed a description of the first part of this plan to Och-Ziff Employee 1. In the e-mail, Och-Ziff Employee 3 stated that there would be three upcoming transactions requiring Och-Ziff funds. First, Och-Ziff would buy $150 million of new shares to be issued by Company A, controlled by DRC Partner, which Och-Ziff Employee 3 described as “the second biggest copper company in DRC.” Second, DRC Partner would offer AGC 50 percent of a nearby copper and cobalt mine “at a very attractive price,” and AGC would likely invest up to $200 million in it. Third, AGC and DRC Partner would buy 55 percent of a company called Africo Resources Limited (“Africo”), which owned a copper asset “next door” to DRC Partner’s copper and cobalt mine. Och-Ziff Employee 3 wrote that the “[g]ame plan is to eventually merge [the copper and cobalt mine] and Africo into [Company A] for stock and control the company jointly with [DRC Partner].”

24. Africo was a Canadian mining company engaged in a dispute concerning its ownership interest in a DRC copper mine (the “DRC Mine”). The dispute involved a Congolese company called Akam Mining SPRL (“Akam”), which had obtained an ex parte default judgment against Africo following an employment dispute. In fact, DRC Official 2 had orchestrated the taking of Africo’s interest in the DRC Mine and made it available to DRC Partner. Africo had engaged in legal proceedings in the DRC courts to try to nullify the seizure of its interest in the DRC Mine, which remained pending in March 2008.

25. On or about March 16, 2008, Och-Ziff Employee 3 received an e-mail from DRC Partner, which stated in part:

As you can see, our only real point is this flexibility. The DRC landscape is in the making and I am shaping it—like no one else. I would love to have you beside me as a long-term partner. As 40% [Company A] shareholder, I facilitated your entry at an attractive time / price knowing that you see there is a bigger picture in all of this. What this bigger picture exactly looks like, is yet to be determined, but it is your partner who is holding the pen—I just need flexibility on the drawing board to create full value for our partnership.

26. Following DRC Partner’s negotiations on behalf of Och-Ziff, on or about March 27, 2008, Och Ziff entered into a supplemental subscription agreement with Company A, as contemplated in Och-Ziff Employee 3’s e-mails above, to purchase a total of 150 million shares for a total of approximately $150 million. The stated purpose of the offering by Company A, to which Och-Ziff subscribed, was to raise capital to fund the company’s ongoing mining efforts in the DRC. That same day, on or about March 27, 2008, DRC Partner caused $11 million to be delivered to DRC Official 2.

27. Och-Ziff and DRC Partner agreed on a multi-step plan to obtain the disputed mining interest by acquiring Akam using Och-Ziff funds, and then settling the legal dispute over the DRC Mine. As part of its agreement, Och-Ziff, through AGC, provided Company B with significant financing to carry out the resolution of the DRC legal dispute and to gain control of Africo. This financing was provided through the Convertible Loan Agreement, which was originally intended to be approximately $115 million, funded in two tranches of $15 million and $100 million.

28. On or about April 3, 2008, Och-Ziff Employee 5 sent an e-mail to Och-Ziff Employee 3 and others seeking approval to fund the first tranche under the Convertible Loan Agreement, in the amount of $15 million, to acquire Akam.

29. On or about April 7, 2008, DRC Partner caused $2.2 million to be delivered to DRC Official 2, and on or about April 10, 2008, DRC Partner caused $2.8 million to be delivered to DRC Official 2.

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30. On or about April 17, 2008, Och-Ziff, through AGC, funded the first tranche of the Convertible Loan Agreement through wire transfers from New York. This first tranche of $15.750 million was funded purportedly to acquire Akam, make a shareholder loan to Africo, and pay legal expenses. A few days later, on or about April 21, 2008, Africo announced that it reached an agreement with Company B for a private placement of CAD $100 million that would result in Company B (i.e., DRC Partner’s company) owning approximately 60 percent of Africo. This agreement required the approval of Africo’s shareholders.

D.	Bribes Resolve Africo and Akam Dispute in DRC

31. DRC Partner caused bribes to be paid to DRC officials, including judges, to ensure that Africo did not obtain a favorable court ruling in its case against Akam that could have affected the outcome of the Africo shareholder vote.

32. On or about June 4, 2008, DRC Partner and one of his associates arranged to pay $500,000 to DRC officials, including judges, who were involved in the Africo court case to corruptly influence the outcome of those proceedings to the benefit of Och-Ziff and DRC Partner. The associate sent a text message to DRC Partner, which read:

Hi [DRC Partner], im with the main lawyer. . . in the africo story, he has to arrange with supreme court, attorney genral [sic] and magistrates, he wants 500 to give to all the officials and 600 for 3 lawyers cabinets that worked on the file in defense[lawyer] and batonnier [lawyer]. the converstaion is vey tough. (while talking i said to ask money to [one of the Akam shareholders], [the Akam shareholder] said he cant because most of the money has to go to [DRC Official 2]. . . i dont know if he wants to provoke me or it was something [the Akam shareholder] invented…) but they are now at 1,1 in total.

33. On or about June 4, 2008, the associate sent another text message to DRC Partner, which stated: “he wants 500 for officials, 300 for them (3 lawyers office), 800 and in even in one month an extra 100 to make 900, he is very categoric[.]” Approximately thirty minutes later, the associate sent a text message to DRC Partner, which stated: “with 800 they guarantee the results and they want me to promise that i will add 100 after.” Less than one minute later, DRC Partner responded to the associate’s text message, writing: “We can’t accept a mid result. . . Africo must be screwd and finished totally!!!!”

34. On or about June 5, 2008, an associate of DRC Partner sent a text message to DRC Partner, which stated: “[lawyer] has met attorney general and the magistrat[e] that has to write the opinion, he also had contact with the 3 judges of supreme court. they got clear instructions to rewrite the opinion and to make sure that akam wins. they also agreed to do the lecture of the opinion on JUNE .13!”

35. On or about June 12, 2008, Africo announced that its shareholders had voted to approve the private placement by DRC Partner through Company B.

36. On or about June 18, 2008, DRC Partner caused $2.5 million to be delivered to DRC Official 2.

E.	Och-Ziff Learns of Allegations of Serious Misconduct Involving Company A and then Provides DRC Partner an Additional $109 Million

37. On or about June 13, 2008, Och-Ziff Employee 3 and Och-Ziff Employee 5 learned of allegations that a significant portion of the money that had been invested in Company A through the April 2008 private placement may have been diverted from a mining investment to a political party in Zimbabwe. Och-Ziff Employee 3 received a message which stated: “[Company A] paid 4 arms into zim, and rented boat from china. Journo has bank transfers apparently.” Neither Och-Ziff Employee 3 nor Och-Ziff Employee 5 reported this matter to Och-Ziff’s legal and compliance employees nor undertook efforts to determine whether the funds had been used as described in the message.

38. On or about June 24, 2008, Och-Ziff, through AGC, funded the second tranche of the Convertible Loan Agreement totaling $98.275 million. The purpose of this tranche was to allow Company B to acquire the Africo shares and gain control over Africo.

39. On or about July 10, 2008, Och-Ziff Employee 3 sent an e-mail to another Och-Ziff employee that read: “U have [Och-Ziff Employee 5’s] mobile. [DRC Partner] just got a big asset for us.”

40. Later that month, on or about July 24, 2008, Och-Ziff, AGC and DRC Partner amended the Convertible Loan Agreement to provide for a $9 million third tranche for “financing the working capital requirements. . . . to the extent such requirements are in accordance with the Business Plan.” Och-Ziff Employee 3 and Och-Ziff Employee 5 knew that the operating expenses for Company B’s business plan included paying bribes to high-level DRC officials.

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41. On or about October 9, 2008, Och-Ziff funded its share of the third tranche of the Convertible Loan Agreement totaling $4.5 million while the joint-venture partner in AGC contributed the remaining $4.5 million.

F.	Och-Ziff’s Audit Uncovers Bribery in DRC Partner’s Operations

42. In or about November 2008, AGC employees who were based in South Africa and reported to Och-Ziff Employee 5 conducted an audit of Company B’s expenses to ensure that the third tranche of the Convertible Loan Agreement was properly spent. These AGC employees were given limited access to DRC Partner’s business records. Their draft audit report, which was sent to Och-Ziff Employee 5 and another Och-Ziff employee, included the following paragraph:

Satisfactory answers could not be extracted during my discussions (with [DRC Partner’s employees]) for some of these expenses and it leads one to believe that these are actually the costs of maintaining “political alignment” and for “protocol” with the authorities in the DRC — in other words with senior Government officials. This issue needs to be investigated at the highest level directly with [DRC Partner’s company]. This issue should be flagged as a concern considering AGC’s compliance requirements. (emphasis in original)

43. After reviewing the draft audit report, Och-Ziff Employee 5 spoke with one of the employees who drafted it and instructed that the above-described paragraph referencing payments for “political alignment” with senior government officials be removed from the report. The employee did as instructed by Och-Ziff Employee 5, and on or about December 9, 2008, the employee sent an e-mail to Och-Ziff Employee 5, which stated, in part: “[Och-Ziff Employee 5,] As discussed please find attached the revised report[.]” The attached revised report did not contain the paragraph that referenced payments to senior government officials.

G.	Och-Ziff and DRC Partner Find a Buyer for DRC Assets

44. Och-Ziff, through the defendant OZ AFRICA’s controlled entities, and AGC did not exercise the option to convert into equity in Company B, did not require payment on the loan when it was due to be repaid in full on or about April 24, 2009, and did not seek to exercise its rights on the collateral of the loan. Instead, the repayment dates for the Convertible Loan Agreement were continually extended until a publicly traded mining company (“Mining Company 1”),purchased Company B.

45. To attract a buyer for Company B, Och-Ziff Employee 5 worked with DRC Partner to obtain additional assets to inject into or sell alongside Company B, including assets known as Kolwezi Tailings and SMKK. Och-Ziff knew that Kolwezi Tailings had been stripped by the DRC government from a mining company immediately before being obtained by a group of companies controlled by DRC Partner and the DRC government. Och-Ziff also knew that the SMKK asset was the subject of a back-to-back sale that allowed DRC Partner to purchase the asset for $15 million from the DRC-owned and controlled mining company, La Générale des Carrières et des Mines (“Gécamines”), and immediately resell it to Mining Company 1 for $75 million even though Mining Company 1 had the right of first refusal to buy that same interest directly from Gécamines.

46. Throughout the period of DRC Partner’s acquisition of Kolwezi Tailings and SMKK, DRC Partner continued to make corrupt payments to DRC Official 2. For example, on or about December 23, 2009, DRC Partner delivered $1 million to DRC Official 2; on or about January 5, 2010, DRC Partner delivered $2 million to DRC Official 2.

47. On or about August 20, 2010, Mining Company 1 acquired 50.5 percent of Company B. Mining Company 1 agreed to pay up to $575 million over two years, including $50 million in cash. Och-Ziff Employee 3 and Och-Ziff Employee 5 were informed by a co-conspirator that the $50 million was for DRC Partner to “use on the ground” to corruptly acquire Kolwezi Tailings. As part of the deal, Mining Company 1 guaranteed repayment of the Convertible Loan Agreement through a novation of the loan.

48. Following the novation of the Convertible Loan Agreement, Och-Ziff continued to provide DRC Partner with financing in exchange for deal flow of investment opportunities in the DRC, per their original agreement.

H.	Och-Ziff Provides DRC Partner an Additional $130 Million

49. On or about November 11, 2010, Och-Ziff Employee 3 sent an e-mail to another Och-Ziff employee, which stated: “[DRC Partner] has asked for a margin loan on katanga shares which want u to handle.”

50. On or about November 16, 2010, an Och-Ziff employee sent a draft term sheet for the loan to Och-Ziff Employee 3, who then forwarded it on to DRC Partner. The parties then negotiated the terms of the loan. DRC Partner’s representatives stressed that they would need to make intercompany loans with the proceeds of the loan and that any “use of proceeds” provision in the loan document would have to be generic.

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51. On or about November 18, 2010, Och-Ziff incorporated a new Cayman Islands based partnership called CML Investments Ltd. (“CML”). CML was controlled by Och-Ziff.

52. On or about November. 24, 2010, Och-Ziff, in two separate transfers through CML, extended a $110 million margin loan to Lora Enterprises Limited (“Lora”), a DRC-Partner-controlled company. The use of proceeds provision allowed for: “(ii) funding existing activities of Affiliates of the Borrower and acquisitions of other business interests by its Affiliates; and (iii) other general purposes of the Borrower’s Affiliates.”

53. On or about February 17, 2011, CML and Lora agreed to an amended and restated margin loan agreement which increased the amount of funding available to Lora by an additional $20 million.

54. In or about and between November 2010 and February 2011, DRC Partner caused approximately $20 million in corrupt payments to be made to various DRC officials, including the following payments made on or about the following dates:

Date	Amount in USD -	Bribe Recipient
December 1, 2010	$1 million	DRC Official 1
December 3, 2010	$2 million	DRC Official 1
December 7, 2010	$2 million	DRC Official 1
December 9, 2010	$2 million	DRC Official 1
December 15, 2010	$350,000	DRC Official 2
December 17, 2010	$250,000	DRC Official 2
January 13, 2011	$500,000	DRC Official 2
February 9, 2011	$3 million	DRC Official 1
February 9, 2011	$1 million	DRC Official 2

55. On or about February 12, 2012, DRC Official 2 died. On or about February 13, 2012, Och-Ziff Employee 5 sent an e-mail message to Och-Ziff Employee 3, which stated: “FYI, [DRC Official 2 is] dead, [DRC Partner’s] key guy in DRC.” Och-Ziff Employee 5’s e-mail included the text of a Financial Times article on the official’s death, which stated, among other things: “[DRC Official 2], member of parliament and a former governor of Congo’s copper heartlands province, Katanga, cut a shadowy figure. Diplomats associate him with Congo’s entrenched corruption and a series of secret investments. Congo is one of the world’s poorest countries despite its mineral wealth, and ranks among the worst places to do business.”

56. On or about February 15, 2012, DRC Partner sent a text message to Och-Ziff Employee 5, which stated, “I’m fine. . . sad but fine. . . I will have to help [DRC Official 1] much more now. . . tomorrow the burial will take place.”

57. On or about February 12, 2013, Och-Ziff Employee 2, while in New York, New York, signed a draw down notice directing an entity under the management and control of the defendant OZ AFRICA to transfer approximately $160,077,301.77, which represented the proceeds of the Convertible Loan Agreement to each of “OZ Africa MD,” “OZ Africa ME,” and “OZ Africa SI” funds. These funds were based in the Cayman Islands and under the control of Och-Ziff and the Och-Ziff Hedge Funds.

58. In total, Och-Ziff received wire transfers of $342,091,110 from DRC Partner-controlled companies as satisfaction of the outstanding agreements, representing a profit of approximately $91,181,182.

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